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Exhibit 10.4

THIS AGREEMENT made as of the 1st day of January, 1999.


BETWEEN:

                 NETJEWELS.COM INC., a corporation incorporated under the laws of the State of Delaware

                                         (hereinafter called the "CORPORATION")
                                         OF THE FIRST PART
                 - and -



                 JACK BERKOVITS, of the City of Toronto,
                 in the Province of Ontario

                                         (hereinafter called the "EXECUTIVE")
                                         OF THE SECOND PART



         WITNESSETH that in consideration of the sum of Two Dollars ($2.00) now paid by each of the parties hereto to the other (the receipt of which is hereby acknowledged by each of them) and the mutual covenants and agreement herein set forth, the parties hereto hereby agree as follows:

1.       DUTIES

         The Corporation appoints the Executive to undertake the duties and exercise the powers as chairman of the Corporation as may be requested of the Executive by the Board of Directors of the Corporation, and in the other offices to which he may be appointed by the subsidiary companies of the Corporation, and the Executive accepts the office, on the terms and conditions set forth in this agreement.

2.       TERM

         The appointment shall commence with effect the 1st day of January, 1999, and shall continue until terminated in accordance with the provisions of this agreement.

3.       COMPENSATION

(1) The fixed remuneration of the Executive for his or her services shall be at the rate of One Hundred Thousand Dollars ($100,000.00) for the first year of employment pursuant to this contract commencing the 1st day of January, 1999. The fixed remuneration shall be reviewed on each anniversary of employment pursuant to this contract. The review will be undertaken by assessing the Executive's achievement of the over-all objectives established by the Corporation and by having regard to the market rates of remuneration paid in Canada for similar duties and responsibilities.

(2) In addition to the fixed remuneration, the Executive may, in the absolute discretion of the Corporation, receive from the Corporation, from time to time a bonus payment for his/her services for each year during the period of his/her employment under this contract.


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4.       BENEFITS

         It is understood and agreed that the Executive will incur expenses in connection with his or her duties under this agreement. The Corporation will reimburse the Executive for any expenses provided that the Executive provides to the Corporation an itemized written account and receipts acceptable to the Corporation within [thirty] days after they have been incurred. The Executive
will not be reimbursed for any item in excess of $   unless approved in
advance by the Board of Directors.

5.       AUTHORITY

(1) The Executive shall have, subject always to the general or specific instructions and directions of the Board of Directors of the Corporation, full power and authority to assist in the management and business and affairs of the Corporation (except only the matters and duties as by law must be transacted or performed by the Board of Directors or by the shareholders of the Corporation in general meeting), including power and authority to enter into contracts, engagements or commitments of every nature or kind in the name of and on behalf of the Corporation and to engage and employ and to dismiss all managers and other employees and agents of the Corporation other than officers of the Corporation.

(2) The Executive shall conform to all lawful instructions and directions given to him or her by the Board of Directors of the Corporation, and obey and carry out the by-laws of the Corporation.

6.       SERVICE

         The Executive shall well and faithfully serve the Corporation and its subsidiaries and use his or her best efforts to promote the interests thereof and shall not disclose the private affairs or trade secrets of the Corporation and its subsidiaries to any person other than the Directors of the Corporation or for any purposes other than those of the Corporation any information the Executive may acquire in relation to the Corporation's business.

7.       CONFIDENTIAL INFORMATION

(1) The Executive acknowledges that as the chairman and in any other position as the Executive may hold, the Executive will acquire information about certain matters and things which are confidential to the Corporation, and which information is the exclusive property of the Corporation, including:

         (a)      product design and manufacturing information;

         (b) names and addresses, buying habits and preferences of present customers of the Corporation, as well as prospective customers;

         (c)      pricing and sales policies, techniques and concepts;

         (d)      trade secrets, and

         (e) other confidential information concerning the business operations or financing of the Corporation.

(2) The Executive acknowledges the information as referred to in paragraph 7(1) could be used to the detriment of the Corporation. Accordingly, the Executive undertakes not to disclose same to any third party either during the term of the Executive's employment except as may be necessary in the proper discharge of his or her employment under this agreement, or after the term of his or her employment, however caused, except with the written permission of an officer of the Corporation.


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          The Executive also agrees that the unauthorized disclosure of any such information during the life of this agreement shall justify the immediate termination of this agreement by the Corporation.

(3) The Executive acknowledges that in addition to any and all rights of the Corporation, the Corporation shall be entitled to injunctive relief in order to protect the Corporation's rights and property as set out in paragraphs 1 and 2 of this section.

(4) The Executive understands and agrees that the Corporation has a material interest in preserving the relationship it has developed with its customers against impairment by competitive activities of a former employee. Accordingly, the Executive agrees that the restrictions and covenants contained in paragraph 7 of this agreement and the Executive's agreement to them by his execution of this agreement, are of the essence to this agreement and constitute a material inducement to the Executive to enter into this agreement and to employ the Executive, and that the Corporation would not enter into this agreement absent such an inducement. Furthermore, the existence of any claim or cause of action by the Executive against the Corporation whether predicated on this agreement or otherwise, shall not constitute a defence to the enforcement by the Corporation of the covenants or restrictions provided in paragraph 7, provided, however, that if any provision shall be held to be illegal, invalid or unenforceable in any jurisdiction, the decision shall not affect any other covenant or provision of this agreement or the application of any other covenant or provision.

8.       TERMINATION OF APPOINTMENT

(1) Notwithstanding anything herein contained to the contrary, the Executive's employment hereunder shall, unless otherwise directed by the board of directors of the Corporation, cease forthwith upon the happening of the following events:

         (a) if the Executive dies or shall be adjudicated bankrupt or suspends payment or compounds with his creditors or makes unauthorized assignment or is declared insolvent;

         (b) if the Executive shall be guilty of any gross default or gross misconduct or any breach or non-observance of any of the provisions contained in this Agreement, if any of the foregoing are not remedied within fifteen (15) days after receipt of notice in writing from the Corporation of any such conduct;

         (c)      if the Executive shall become an alcoholic or drug addict;

         (d) if the Executive shall absent himself from the business and affairs of the Corporation without leave;

         (e) if the Executive shall disobey or refuse to respond to any of the reasonable orders or directions of the directors of the Corporation, if the Executive shall not explain to the reasonable satisfaction of the Corporation the reasons for any disobedience or refusal to follow any of the orders or directions, within five (5) days after receipt of notice in writing from the Corporation of its intention to terminate pursuant to this subparagraph;

         (f) by a written resolution of the board of directors of the Corporation terminating the appointment of the executive or the position of chairman;

         (g) if the Executive shall do or cause to be done any action detrimental to the welfare of the Corporation or injurious to its reputation, which is not remedied within fifteen (15) days after receipt of notice in writing from the Corporation of any such conduct.


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         All of the foregoing are acknowledged to be without prejudice to any of the Corporation's rights to terminate the appointment of the Executive for any cause that would in law permit an employer to terminate such appointment/employment without notice of termination.

(2) The Corporation shall have the right to terminate the Executive's appointment forthwith at any time following the expiry of ninety (90) consecutive days of illness on the part of the Executive rendering the Executive unable to perform his duties and obligations pursuant to this Agreement. For the purposes of this Agreement, once any period of consecutive days of illness on the part of the Executive has occurred, no new consecutive period of illness on the Executive's part shall be deemed to have commenced unless the Executive shall have returned to the performance of his duties and obligations pursuant to this Agreement for thirty (30) consecutive days following any previous consecutive period of illness.

(3) On termination of appointment the Executive shall immediately resign all offices held (including directorships) in the company and save as provided in this agreement, the Executive shall not be entitled to receive any severance payment or compensation for loss of office or otherwise by reason of the resignation. If the Executive fails to resign as mentioned the Corporation is irrevocably authorized to appoint some person in his or her name and on the Executive's behalf to sign any documents or do any things necessary or requisite to give effect to it.

9.       CORPORATION'S PROPERTY

         The Executive acknowledges that all items of any and every nature or kind created or used by the Executive pursuant to the Executive's appointment under this agreement, or furnished by the Corporation to the Executive, and all equipment, automobiles, credit cards, books, records, reports, files, diskettes, manuals, literature, confidential information or other materials shall remain and be considered the exclusive property of the Corporation at all times and shall be surrendered to the Corporation, in good condition, promptly at the request of the Corporation, or in the absence of a request, on the termination of the Executive's employment with the Corporation.

10.      GENERAL TERMS

(1) The parties specifically acknowledge and agree that any change or changes in any terms of this Agreement shall not operate as the cancellation of this Agreement, but rather will operate as an amendment hereto, and all other unarnended terms, provisions and conditions of this Agreement shall remain as herein provided.

(2) If during the term of this Agreement, the Executive shall violate any of the provisions contained herein, the Corporation shall be entitled to apply for a restraining order and for an injunction to be issued by any competent court having jurisdiction, restraining the Executive and each and every other person, firm, partnership, corporation or association concerned therein from continuance of any such violation, in addition to any other remedies available to the Corporation.

(3) This Agreement is personal to the Executive and shall not be assignable by him, but shall accrue to the Corporation's successors and assigns.

(4) The failure of the Corporation to insist upon the punctual performance of any of the covenants or obligations of the Executive hereunder, or the failure of the Corporation to exercise any right or H remedy available to the Corporation under this Agreement, or any forbearance on the part of the Corporation, shall not constitute a waiver by the Corporation of any subsequent default-or breach by the Executive hereunder. All demands for performance and all notice of default hereunder are hereby waived by the Executive.


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(5)      Any notice, direction or other instrument required or permitted to be given by one party to the other hereunder shall be in writing and may be given by mailing to the same postage prepaid or delivering the same addressed:

         to the Corporation at:     1001 Petrolia Road
                                    Toronto, Ontario
                                    M3J 2X7

         to the Executive at:       1001 Petrolia Road
                                    Toronto, Ontario
                                    M3J 2X7

         Any notice, direction or other instrument aforesaid if delivered shall be deemed to have been given or made on the date on which it was delivered or if mailed, except in the event of an intervening postal disruption, shall be deemed to have been given or made on the 3rd business day following the day on which it was mailed.

         The Corporation or the Executive may change its or his address for service from time to time by notice given in accordance with the foregoing.

(6) This Agreement and the terms hereof shall constitute the entire Agreement between the parties hereto with respect to all the matters herein, and its execution has not been induced by, nor do any of the parties hereto rely upon or regard as material any representations or writings whatsoever not incorporated herein and made a part hereof, and this Agreement shall not be amended, altered or qualified except by a memorandum in writing signed by all of the parties hereto, and any amendment, alteration or in qualification hereof shall be null and void and shall not be binding upon any party who has not given its or his written confirmation thereof.


         IN WITNESS WHEREOF the parties have hereto executed this Agreement.


                                   NETJEWELS.COM INC.


                                   Per: /s/ Daniel Berkovits
                                       ----------------------------
                                   Name:  Daniel Berkovits
                                   Title: CEO
                                   I have the authority to bind the Corporation


                                   /s/ Jack Berkovits
                                   -------------------------
                                   JACK BERKOVITS